Exhibit 2.1

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER is made and entered into as of December 17, 2015 (this “Amendment”) by and among SciVac Therapeutics Inc., a corporation organized under the laws of British Columbia, Canada (“SciVac”), Seniccav Acquisition Corporation, a Delaware corporation (“Sub”), and VBI Vaccines Inc., a Delaware corporation (the “Company”). Capitalized terms used herein but not herein defined shall have the respective meanings ascribed thereto in that certain Agreement and Plan of Merger, dated as of October 26, 2015, by and among SciVac, Sub and the Company (the “Merger Agreement”). Unless explicitly stated otherwise, references to “Sections” or a “Section” refer to Sections or a Section of the Merger Agreement, and references to any “Schedule” refer to a Schedule to the Merger Agreement.

WHEREAS, in accordance with Section 7.9, the Parties desire to amend the Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants of the Parties as hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Article I
AMENDMENTS

Amendment to Section 4.29 (Lock-Up/Leak-Out Agreements). Section 4.29 is hereby amended and restated to read in its entirety as follows:

“Certain pre-Merger shareholders of SciVac and the Company mutually agreed upon by SciVac and the Company shall have executed lock-up/leak-out agreements, in form and substance reasonably acceptable to the Company and SciVac, restricting such shareholders’ respective sales, transfers or other dispositions of SciVac Common Shares during the period from the date of this Agreement until the earlier of (i) one hundred and eighty 180 days following the Effective Time and (ii) termination of this Agreement in accordance with its terms.”

Amendment to Section 5.1 (Conditions to Obligations of Each Party). Section 5.1(d) is hereby amended and restated to read in its entirety as follows:

“(d)     [Reserved]”

Amendment to Section 7.1 (Definitions). Section 7.1(a) is hereby amended by deleting the defined term “Capital Raising Transaction” in its entirety.

Amendment to Schedule 4.26. Schedule 4.26 is hereby amended by deleting the name “Michael Steinmetz” and adding the name “Scott Requadt”.

Article II
MISCELLANEOUS

Counterparts; Execution. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Amendment will become effective when duly executed by each Party. Facsimile or other electronically scanned and transmitted signatures (including by email attachment) shall be deemed originals and shall constitute valid execution and acceptance of this Amendment by the signing/transmitting Party.

No Other Amendments. Except as specifically amended hereby, the Merger Agreement is and remains unmodified and in full force and effect and is hereby ratified and confirmed.

Governing Law; Jurisdiction. This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply or mandatory principles of law require the application of the DGCL. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware and any appellate court thereof and any United States District Court for the State of Delaware and any appellate court thereof, in any action or proceeding arising out of or relating to this Amendment or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to venue of any such action or proceeding in any such courts, and (d) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 7.13 of the Merger Agreement; provided, that nothing in this Amendment shall affect the right of any Party to this Amendment to serve process in any other manner permitted by Law.

Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Amendment as of the date first set forth above.

SCIVAC THERAPEUTICS, INC. By: /s/ Dr. Curtis Lockshin Name:Dr. Curtis A. Lockshin Title:Chief Executive Officer

SENICCAV ACQUISITION CORPORATION By: /s/ Dr. Curtis Lockshin Name:Dr. Curtis A. Lockshin Title:President and Chief Executive Officer

VBI VACCINES INC. By: /s/ Jeff Baxter Name:Jeff Baxter Title:Chief Executive Officer

[Signature page to First Amendment to Agreement and Plan of Merger]